Exhibit 4.74

English Translation

LONG-TERM SALES CONTRACT

Contract No. XS120080012
Execution Place: Jiangning District, Nanjing
Execution Date: January 10, 2008

Seller: CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)	Buyer: CEEG (Shanghai) Solar Science and Technology Co., Ltd.
Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing	Add.: 4H, Hongqiao Business Mansion, No. 2272, Hongqiao Road, Shanghai
Postal Code: 211100	Postal Code:
Legal representative: Tingxiu Lu	Legal representative: Zhifang Cai
Proxy:	Proxy: Qiang Tao
Tel: 025-52766714	Tel: 021-57850711
Fax: 025-52766767	Fax: 021-57850700

The Buyer and the Seller enter into and abide by this agreement on the following stipulations:

1. Product

Product	Specifications	Conversion efficiency	Quantity	Unit Price	Total Amount (RMB)
Solar Cells (including A2, A3 cells)	Monocrytalline 125*125	≥17.00% (SE or HP)	2MW	RMB29.0/watt	Approximately 58,000,000
	Monocrytalline 125*125	17.% ~ 17.25%	6MW	RMB28.0/watt	Approximately 163,800,000
	Monocrytalline 125*125	17.25%		RMB27.5/watt
	Monocrytalline 125*125	16% ~ 16.75%		RMB27.0/watt
	Monocrytalline 125*125	15.50% ~ 15.25%		RMB26.6/watt
	Multicrytalline 156*156	≥14.75%	2MW	RMB27.2/watt	Approximately 53,400,000
	Multicrytalline 156*156	14% ~ 14.5%		RMB26.6/watt
Total			10MW		Approximately 275,200,000

Total Amount (in word) : RMB two hundred and seventy-five million two hundred thousand only

Remarks: 1. The prices shall be subject to renegotiation every three months except for the prices for January to March, which are fixed. 17% of value added tax is included.

2. Term of the Contract: 6 months (January 2008 to June 2008)

2. Term and Condition of Payment

2.1 The Buyer shall remit the payment according to the quantity and amount listed in delivery notice to the account designated by the Seller within 3 days after receipt of delivery notice detailed in watt. The Seller agrees to grant the Buyer a credit line of RMB20 million as well as a credit term of one month. In case that the amount due from the Buyer is in excess of RMB20 million or one-month credit term, the Buyer shall make the payment, otherwise the Seller is entitled to cancel the delivery of goods and will not recover such delivery until payment made by the Buyer.

3.1 The account designated by the Seller:

Merchant Bank, Jiangning Sub-Branch: 078002380175610001.

3. Packing and Transit

The products shall be packed in carton, and the packaging shall meet the requirement of long distance road transportation. The packing costs are borne by the Seller.

4. Term of Delivery and Destination

4.1 Destination: the Seller’s location

4.2 Should the Buyer ask the Seller to make delivery on its behalf, the Buyer shall remit the freight and premium of insurance to the bank account designated by the Seller. The risk of transportation shall be covered by the Buyer.

4.3 Delivery Schedule

From January 2008 to June 2008

Delivery Time	Quantity (MW/Month)
January 2008	1MW (S125: 1MW)
February 2008	1MW (S125: 1MW)
March 2008	2MW (S125: 1MW; M156: 0.5MW; SE: 0.5MW)
April 2008	2MW (S125: 1MW; M156: 0.5MW; SE: 0.5MW)
May 2008	2MW (S125: 1MW; M156: 0.5MW; SE: 0.5MW)
June 2008	2MW (S125: 1MW; M156: 0.5MW; SE: 0.5MW)

4.4 The Seller shall provide value-added tax invoice to the Buyer within 15 days after delivery of goods.

5. Quantity and Quality Standard and Inspection

Refers to detailed product specifications of CEEG (Nanjing) PV-Tech Co., Ltd., excluding clause 5.4 delivery and transportation

6. Transfer of Contract

Neither party may, without written consent of the other party, transfer all or part of rights or obligations to the third party.

7. Confidentiality

The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

8. Force Majeure

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

9. Integrity Assurance

It shall be viewed as damage to Seller’s interest if the Buyer and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to the Seller as well as its staff or the Buyer and its staff enter into, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the Seller or any third party introduced by any employee of the Seller. The Buyer shall compensate as much as twice of the direct or indirect losses incurred by the Seller by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 1,000,000).

Any one may reach the Buyer’s counsel, Mr. Xu Changming at 13851647666, or lawyerxucm@hotmail.com for such issue .

10. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled through consultation by both parties. In case no settlement can be reached through consultation, both parties agree that the dispute shall be submitted to the People’s court of jurisdiction where the Buyer is located. The relevant expenses (including legal cost, travel expenses, notary fees, cost of adducing evidence, arbitration fees and so on) shall be borne by the losing party.

11. Effectiveness and Miscellaneous

11.1 This Contract shall come into effect upon signature and seal of the parties. If the Contract has more than one page, then each page should be sealed on the perforation.

11.2 This Contract shall be executed in four counterparts with same legal effect, with each of the parties hereto holding two. Both parties shall send the original copy to the other within 3 working days after execution. The copy delivered through telefax shall be as valid as the original.

11.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this Contract.

11.4 In case of any discrepancy between the detailed product specifications and the Contract, the Contract shall prevail.

Party A:	Party B:
CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)	Company Name: CEEG (Shanghai) Solar Science and Technology Co., Ltd. (Seal)
Entrust Agent:	Entrust Agent:

Execution Date:	Execution Date:

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